NEWS RELEASE

At Old Republic:	At Financial Relations Board:
Craig R. Smiddy: President and Chief Executive Officer	Analysts/Investors: Joe Calabrese 212/827-3772

OLD REPUBLIC ANNOUNCES RETIREMENT OF RANDE YEAGER

CHICAGO – May 1, 2023 – Old Republic International Corporation (NYSE: ORI) today announced that after 36 years of dedicated service to Old Republic, Rande Yeager, Executive Chairman of Old Republic National Title Holding Company (ORNTHC), will retire, effective June 30, 2023.

In making this announcement, Craig Smiddy, ORI's President and CEO, noted that “Rande’s 48 year career in the title insurance industry has been marked by exemplary leadership, strategic vision, and a relentless commitment to advancing the title insurance industry. He has spearheaded initiatives that promoted innovation and engaged in advocacy efforts to reinforce the industry’s reputation. His ability to adapt, innovate and make strategic decisions to sustain the Company’s growth and success over such a long period is commendable.  He has led by inspiring, mentoring, and motivating Old Republic’s associates, while building enduring relationships with customers and agency partners.”

Mr. Yeager is a past president of the American Land Title Association (ALTA), served on its Board of Governors, served as Chairman of its Underwriters' Section, and as President of its board of directors. In November 2014, he received the prestigious recognition of ALTA Honorary Membership.

Old Republic extends its warmest thanks and heartfelt appreciation to Rande for his exceptional leadership and unwavering dedication to the Company and its associates.
About Old Republic
Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry.

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100